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                                                                     Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (amounts in thousands of dollars)

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
                                                                   Six Months
                                   Year Ended December 31,       Ended June 30,
                              ---------------------------------- --------------
                               1994   1995   1996   1997   1998   1998   1999
                              ------ ------ ------ ------ ------ ------ -------
Pre-tax income (loss) from
 continuing operations....... $4,029 $4,455 $4,348 $4,365 $  601 $3,098 $ 4,457
  Rent.......................    780  1,043  1,116  1,131  1,630    620   3,059
  Interest expense...........     77    106    722    841  6,519    653   8,283
                              ------ ------ ------ ------ ------ ------ -------
Adjusted income.............. $4,886 $5,604 $6,186 $6,337 $8,750 $4,371 $15,799
                              ====== ====== ====== ====== ====== ====== =======
Fixed Charges:
  Interest expense and
   amortization of debt
   discount/premium.......... $   77 $  106 $  722 $  841 $6,519 $  653 $ 8,283
  Rental expense--20% of
   total.....................    156    209    223    226    326    124     612
                              ------ ------ ------ ------ ------ ------ -------
    Total applicable fixed
     charges................. $  233 $  315 $  945 $1,067 $6,845 $  777 $ 8,895
                              ====== ====== ====== ====== ====== ====== =======
Ratio of earnings to fixed
 charges.....................  20.97  17.81   6.54   5.94   1.28    5.6     1.8
                              ====== ====== ====== ====== ====== ====== =======
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